Exhibit 12
Questar Gas Company
Ratio of Earnings to Fixed Charges

                                                                            Year Ended December 31,
                                                                      2001           2000            1999
                                                                 -----------------------------------------------
                                                                                (Dollars in Thousands)
Earnings
Income before income taxes                                              $39,763         $37,052         $28,231
Plus debt expense                                                        23,777          21,041          20,062
Plus allowance for borrowed
   funds used during construction                                           476             909             358
Plus interest portion of rental expense                                     734             721             647
                                                                 -----------------------------------------------
                                                                        $64,750         $59,723         $49,298
                                                                 ===============================================

Fixed Charges

Debt expense                                                            $23,777         $21,041         $20,062
Plus allowance for borrowed
   funds used during construction                                           476             909             358
Plus interest portion of rental expense                                     734             721             647
                                                                 -----------------------------------------------
                                                                        $24,987         $22,671         $21,067
                                                                 ===============================================

Ratio of Earnings to Fixed Charges (1)                                     2.59            2.63            2.34

(1) For the purposes of this presentation, earnings represent income before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs and losses from reacquiring debt, and the interest portion of rental costs, estimated at 50% for the purpose of this calculation.